UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
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the Securities Exchange Act of 1934
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JO-ANN STORES, INC.

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SUPPLEMENT #1 TO DEFINITIVE PROXY STATEMENT
     This supplemental information should be read in conjunction with the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) by Jo-Ann Stores, Inc. (the “Company”) on February 17, 2011, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.
     As previously disclosed on pages 7 and 65 of the Definitive Proxy Statement, on December 30, 2010 and January 14, 2011, respectively, purported shareholder derivative and class action complaints were filed in the Court of Common Pleas, Summit County, the State of Ohio captioned Dalesandro, Marika v. Cowen, Scott, et al., CV-2010-12-8510, and Locey, Lea v. Cowen, Scott, et al., CV-2011-01-0282, respectively, against the Company, members of its board of directors, Parent, Merger Sub and Leonard Green. The complaints allege, among other things, that (1) the members of our board of directors breached their fiduciary duties of loyalty, good faith, candor and independence owed to the Company and the Company’s public shareholders and have acted to put their personal interests ahead of the interests of the Company and (2) Leonard Green aided and abetted such members’ alleged breaches of their fiduciary duties. The complaints seek among other things, injunctive relief, rescission of the merger agreement and awarding the plaintiffs the costs and disbursements of the actions, including reasonable attorneys’ and experts’ fees.
     The Company believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable laws; however, to avoid the risk that the putative shareholder derivative lawsuits and class actions may delay or otherwise adversely affect the consummation of the merger and to minimize the expense of defending such actions, the Company wishes to voluntarily make supplemental disclosures related to the proposed merger requested by plaintiff’s counsel, all of which are set forth below.
     In addition, unrelated to the shareholder derivative and class action complaints, the Company is supplementing the “The Merger — Interests of Certain Persons in the Merger” section as described below under “ Strategic Transactions Committee Compensation”, “New Stock Option Plan” and ” Employment-Related Arrangements Following the Merger” with additional developments since the filing of the Definitive Proxy Statement.
The Merger — Background of the Merger
     The paragraph under the heading “Background of the Merger” on page 30 beginning “On October 28...” is amended and restated to read as follows:
On October 28, representatives of J.P. Morgan provided Leonard Green with a brief summary description of J.P. Morgan’s perspective on the market for debt financing for a potential transaction with the Company, and representatives of J.P. Morgan had a conversation regarding the size, pricing and marketing conditions of such potential financing.
     The paragraph under the heading “Background of the Merger” on page 31 beginning “On October 29...” is supplemented by deleting the last sentence and adding the following in its place:
The letter also stated that Leonard Green expected to finance the potential transaction with a combination of senior debt, subordinated debt and equity in amounts to be determined following due diligence, that Leonard Green had preliminary conversations with J.P. Morgan regarding a potential debt commitment for the transaction and that Leonard Green was confident that an appropriate level of debt with customary terms would be available to them.
     The disclosure under the heading “Background of the Merger” is supplemented by adding the following new paragraph after the paragraph on page 31 beginning “On October 29...”:
From time to time after the submission of its October 29 letter, Leonard Green had conversations with representatives of the financing arm of J.P. Morgan, and, beginning in mid-December, with various other potential debt financing sources, including BofA and TCW/Crescent Mezzanine, regarding potential debt financing proposals for the proposed transaction. On December 15, the Company conducted a due diligence meeting and teleconference with representatives of Leonard Green’s potential debt financing sources, including the financing arm of J.P. Morgan, BofA and TCW/Crescent Mezzanine. Representatives of J.P. Morgan and Centerview were also in attendance. Dr. Cowen was informed prior to the meeting that representatives of J.P. Morgan would be in attendance at this meeting. The Company also conducted a due diligence meeting and teleconference with representatives of Leonard Green on that date, and there were a number of follow-up discussions about due diligence issues over the following days. On or around December 16, the financing arm of J.P. Morgan submitted initial drafts of debt commitment papers to Leonard Green. From December 16 through December 23, representatives of Leonard Green and Latham & Watkins negotiated the terms of the debt commitment papers for the transaction with representatives of the lenders.

     The paragraph under the heading “Background of the Merger” on page 31 beginning “On November 3...” is supplemented by adding the following immediately before the sentence beginning “The board of directors also discussed...”:
     As part of this discussion, the representatives of J.P. Morgan estimated that, based on then-current management’s projections, the Company had the flexibility to pursue a share repurchase, special dividend, common dividend or a combination thereof. For illustrative purposes, J.P. Morgan described three base scenarios each involving a $100 million payout in fiscal 2012 and $60 million in payouts in each of fiscal 2013 — 2015 as follows: scenario 1, utilizing a $30 million special dividend along with a combination of common dividends and share repurchases in 2012 and a combination of common dividends and share repurchases thereafter; scenario 2 utilizing a combination of common dividends and share repurchases in each year; and scenario 3 utilizing solely share repurchases. Based on an assumed 14.0x price to earnings ratio and then-current management’s projections, J.P. Morgan calculated an implied Company stock price and stock price growth rate through fiscal 2015 on both a discounted basis (discounted by the Company’s cost of equity) and undiscounted basis for each of these scenarios as follows: scenario 1: stock price of $45.72 in 2011 and $52.71 in 2015 on a discounted basis (and $77.15 on an undiscounted basis), with a stock price growth rate of 15.3%; scenario 2: stock price of $45.72 in 2011 and $53.91 in 2015 on a discounted basis (and $78.92 on an undiscounted basis), with a stock price growth rate of 17.9%; and scenario 3: stock price of $45.72 in 2011 and $57.42 in 2015 on a discounted basis (and $84.04 on an undiscounted basis), with a stock price growth rate of 25.6%. J.P. Morgan also provided sensitivity analysis for price to earnings ratios of 13.0x and 15.0x. These calculations were primarily intended to illustrate to the board of directors of the Company certain financial implications of potentially making payouts to shareholders using different mixes of special dividends, common dividends and share repurchases as reflected in the three scenarios. These calculations were prepared by J.P. Morgan in the context of its November 3 presentation to the board on capitalization and potential uses of excess balance sheet cash, were subject to numerous assumptions and qualifications, were not prepared on a basis suitable for public disclosure, and in no event should they be relied upon by the Company’s stockholders as a valuation of the Company or a indication or prediction of the price or prices at which the Company’s stock may trade in the future. The Board and J.P. Morgan discussed at length the potential positive and negative consequences of increasing dividends, declaring a special dividend or implementing a stock buyback, including, among other things, the potential effects that such actions could have on the Company’s capital structure, financial condition, financial flexibility, stock price and investor base. The board decided not to implement any of these possible uses of excess cash at that time.
     The paragraph under the heading “Background of the Merger” on page 31 beginning “On November 3...” is supplemented by adding the following sentence immediately preceding the sentence beginning “J.P. Morgan expressed its view...”:
As part of this presentation, J.P. Morgan noted that a rent adjusted leverage ratio of approximately 5.5x to 6.0x was assumed in Leonard Green’s analysis of the transaction.
     The paragraph under the heading “Background of the Merger” on page 32 beginning “On November 17...” is supplemented by adding the following after the third sentence thereof:
Members of senior management of the Company expressed their view to the board of directors that the Company’s strategic plan was achievable and offered growth opportunities. Specifically, the Company’s strategic plan projected a minimum 16% internal rate of return on new stores and that, while 42% of the Company’s existing stores had been newly built or remodeled since fiscal year 2005, management expected that by the end of fiscal year 2016, that percentage would grow to approximately 95% of the Company’s stores. At the meeting, representatives of Centerview shared the following information and observations regarding the Company, among other information: (i) that the Company’s management currently estimated that same store sales growth of 4% for its 2011 fiscal year would exceed the average estimated same store sales growth of 2% for a group of the Company’s peer companies for the 2011 fiscal year, as estimated in publicly available Wall Street research analyst reports; (ii) that although the Company’s share price appreciation had been roughly in line with peers over the last twelve months and reflected six consecutive quarters of strong same store sales growth, the Company’s common stock was trading at a significant discount to the stock of a group of its peers, as was the case historically; (iii) that, based on current stock prices as of November 12, 2010 and publicly available Wall Street research analyst estimates for the calendar year ending December 31, 2011, (a) if the Company were to trade at peer level based on an average peer price-to-earnings multiple of 15x, the Company would trade at a premium of approximately $15 to its current stock price as of November 12, 2010 of $43.77 and (b) if the Company were to trade at peer level based on an average peer EBITDA multiple of 6.8x, the Company would trade at a premium of approximately $18 to its current stock price as of November 12, 2010 of $43.77. Such information was provided by Centerview for the purpose of supporting the Company’s negotiating position and neither represents reports or opinions of Centerview as to the fairness from a financial point of view of the consideration to be paid in cash to the holders of shares of Company common stock in the merger or any other aspect of the merger to the special committee and the board of directors of the Company, the Company, Leonard Green or their respective affiliates, nor does it represent any opinion or appraisal as to the value of the Company or any other opinion. At the meeting, the board of directors considered, among other factors, that the Company’s store expansion potential did not appear to be fully appreciated by the market, and that the Company appeared to be outperforming its peers across several financial metrics including same store sales growth, EBITDA growth and earnings per share growth.

     The disclosure under the heading “Background of the Merger” is supplemented by adding the following new paragraph after the paragraph on page 36 beginning “On December 18 ...”:
At the December 18 meeting of the board of directors of the Company, Centerview also provided to and discussed with the board of directors, on a supplemental basis, a leveraged buyout analysis relating to the proposed transaction. Such analysis was provided by Centerview solely for the purpose of supporting the Company’s negotiating position and neither represents a report or opinion of Centerview as to the fairness from a financial point of view of the consideration to be paid in cash to the holders of shares of Company common stock in the merger or any other aspect of the merger to the special committee and the board of directors of the Company, the Company, Leonard Green or their respective affiliates, nor does it represent any opinion or appraisal as to the value of the Company or any other opinion. Centerview performed this analysis using financial projections prepared and provided to Centerview by the Company’s management, assuming among other things (i) that a financial sponsor would exit its investment in the Company at the end of the fiscal year ending January 31, 2015, (ii) that the investment would be 60% financed by new debt at a LIBOR-based interest rate (subject to a floor of 1.75%) plus 4.75%, with the balance of the financing at a fixed 9.5% interest rate, (iii) that free cash flow would be used to retire the new debt and (iv) that the purchase price for any investment would equal the current offer price of $60.50 in cash per share of Company common stock. The analysis was sensitized to apply a range of exit multiples from 5.5x to 7.5x forward EBITDA and a range of initial leverage multiples ranging from 4.1x to 5.1x EBITDA. The analysis resulted in a range of implied internal rates of return for a leveraged buyout investment in the Company of approximately 16% to 34%.
     The paragraph under the heading “Background of the Merger” on page 37 beginning “Later on December 21...” is supplemented by deleting the last sentence and adding the following in its place:
The directors and outside advisers discussed Leonard Green’s proposed terms, provided to Mr. Webb on or about December 17, for senior management employment and equity participation, which included: (i) an 18 month employment contract followed by a six month transition period for Mr. Webb; (ii) employment contracts for senior members of management with equivalent salary and bonus opportunities to the existing employment agreements; (iii) an aggregate roll-over component for senior management of approximately 2.5% of the equity component of the purchase price of the proposed acquisition; and (iv) the opportunity for management to participate in an incentive equity pool following consummation of the proposed acquisition of approximately 7.5% of the equity in the Company. Mr. Webb indicated that he and senior management were generally satisfied with the outline of proposed terms and that senior management did not believe it was necessary to continue discussions with Leonard Green regarding its proposals at that time. The special committee instructed Mr. Webb and senior management not to continue discussions with Leonard Green regarding management employment and equity participation until further authorized to do so by the special committee. Following receipt of this offer, Dr. Cowen requested that senior management and its outside counsel have further discussions with representatives of Leonard Green about employment and equity participation arrangements, and such discussions continued on December 22. Negotiations have continued but the terms of the employment and equity participation arrangements have not yet been finalized. The Company’s senior management anticipates that agreements will be finalized prior to the March 18, 2011 Shareholder Meeting, with terms consistent with the terms described in this proxy statement.
     The disclosure under the heading “Background of the Merger” is supplemented by adding the following new paragraphs after the paragraph on page 38 beginning “The merger agreement provides...”:
During the two years preceding the date the merger agreement was signed, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Leonard Green and certain of its portfolio companies, including acting as one of several financial advisors to Leonard Green on its sale of a minority equity stake in Leslie’s Poolmart in August 2010 and acting as a joint bookrunner for an offering of debt securities by Petco Animal Supplies, Inc. in November 2010, for which J.P. Morgan and its affiliates received fees of approximately $14.5 million. J.P. Morgan and its affiliates also acted as agent bank and lender under credit facilities for The Container Store, Inc., Jetro Cash and Carry, Inc., The Tire Rack, Inc. and Whole Foods Market, Inc. and provided commercial banking services, including cash management and other treasury and securities services, to Whole Foods Markets, Inc., for which activities and services J.P. Morgan and its affiliates received customary compensation. Pursuant to an engagement letter dated November 21, 2010, as amended on December 22, 2010, the Company has agreed to pay J.P. Morgan a fee for its financial advisory services of $8.0 million, which will become payable upon the closing of the merger. In addition, at the sole discretion of the board, the Company may determine to award an additional amount based on the board and the Company’s assessment of J.P. Morgan’s performance under the engagement. Except as otherwise described in the proxy statement, during the two years preceding the date the merger agreement was signed, neither J.P. Morgan nor any of its affiliates had any significant financial advisory or commercial or investment banking relationship with the Company.
An affiliate of Leonard Green has agreed to pay J.P. Morgan fees of up to approximately $12.6 million in connection with arranging and providing the debt financing for the transaction, which financing fees will become payable upon funding of the financing.
On February 3, the Company reported that fiscal year 2011 net sales increased by 4.4%.

     The disclosure under the heading “The Merger — Opinion of Centerview Partners LLC” on page 45 of the Definitive Proxy Statement is supplemented by adding the following under the heading “Historical Trading Multiples and Selected Comparable Company Analysis”:
Centerview designated Autozone, Inc., Dick’s Sporting Goods, Inc., Dollar Tree, Inc. and Tractor Supply Company as “Tier 1” peers, Bed Bath & Beyond Inc., PetSmart, Inc., Staples, Inc. and Williams-Sonoma, Inc. as “Tier 2” peers and Barnes & Noble, Inc., GameStop Corp. and The Pep Boys — Manny, Moe & Jack as “Tier 3” peers for purposes of the comparable company analysis. A.C. Moore was excluded from the analysis because it does not have meaningful equity research coverage and was also not projected to have positive EBITDA or EPS and therefore did not have a relevant multiple for the analysis. In addition to the multiples of enterprise value to estimated calendar year 2011 EBITDA, Centerview calculated the ratios of estimated calendar year 2011 earnings to the closing price of the common stock of each company as of December 22, 2010 (the last trading day prior to the announcement of the merger agreement). Set forth below is a table providing certain financial data calculated by Centerview with respect to each tier:

	Tier 1	Tier 2	Tier 3
Mean EBITDA Multiple	8.8x	7.3x	5.1x
Mean Price to Earnings	17.5x	16.4x	12.7x
     The following disclosure supplements the discussion on page 47 of the Definitive Proxy Statement under the heading “Selected Precedent Transactions Analysis”:
     Set forth below are tables providing certain financial metrics calculated by Centerview with respect to the pre-financial crisis transactions.

Enterprise Value / LTM EBITDA
	Enterprise Value / LTM Sales Multiple	Multiple
Minimum	0.5x	6.8x
Median	0.9x	8.7x
Mean	1.1x	9.2x
High	2.6x	12.2x

Transaction Value
Minimum	$1,355 million
High	$6,213 million

     Set forth below are tables providing certain financial metrics calculated by Centerview and included in its presentation to the board of directors on December 22, 2010 with respect to the post-financial crisis transactions.

Enterprise Value / LTM EBITDA
	Enterprise Value / LTM Sales Multiple	Multiple
Minimum	0.4x	5.5x
Median	1.6x	7.7x
Mean	1.2x	7.5x
High	1.6x	9.0x

Transaction Value
Minimum	$320 million
High	$3,997 million
     Set forth below is a table providing certain financial metrics with respect to the Burlington Coat Factory Warehouse / Bain Capital Partners transaction, announced on January 18, 2006.

		Enterprise Value / LTM	Enterprise Value / LTM
	Transaction Value	Sales Multiple	EBITDA Multiple
Burlington Coat Factory Warehouse / Bain Capital Partners	$1,879 million	0.6x	6.8x
     The following disclosure supplements the discussion on page 48 of the Definitive Proxy Statement under the heading “Discounted Cash Flow Analysis”:
In performing its discounted cash flow analysis, Centerview did not add back stock-based compensation in the calculation of free cash flow. Certain additional assumptions underlie the range of discount rates of 10.0% to 12.0%, including: (a) a risk-free rate of approximately 3.3%; (b) a range of unlevered betas from approximately 0.7 to 1.3; (c) a historical risk premium of approximately 6.7%; (d) a size premium of approximately 1.7%; (e) a range of target debt/equity ratios of approximately 0% to 25%; (f) a pre-tax cost of debt of 7.5%; and (g) a tax rate of 38.5%.
     The following disclosure supplements the discussion on page 49 of the Definitive Proxy Statement under the heading “Other Considerations”:
In the past two years, Centerview has not received a fee for any services provided to the Company.
     A new section titled “The Merger — Certain Company Forecasts” is to be added to page 50 after the section titled “The Merger — Opinion of Centerview Partners LLC”:
Certain Company Forecasts
The Company does not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results (other than guidance regarding comparable store sales growth, gross margin percentage, sales, general and administrative expense leverage, capital spending, earnings per share, share count and free cash flow for current fiscal years and certain long term guidance such as store growth plans) and is especially cautious of making financial forecasts because of unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction, we provided our board of directors and its advisors projections, which contained certain non-public financial forecasts that were prepared by our management.
A summary of the financial forecasts included in the projections has been included below. This summary is not being included in this document to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but is being included because these financial forecasts were made available to our board of directors and its advisors. The inclusion of this information should not be regarded as an indication that our board of directors or its advisors or any other person considered, or now considers, such financial forecasts to be material or to be necessarily predictive of actual future results, and these forecasts should not be relied upon as such. Our management’s internal financial forecasts, upon which the financial forecasts were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted.

In addition, the financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections or the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.
These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond our control. We believe the assumptions that our management used as a basis for this projected financial information were reasonable at the time our management prepared these financial forecasts, given the information our management had at the time. Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described in or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 20 of the Definitive Proxy Statement. In addition, the forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Accordingly, there can be no assurance that these financial forecasts will be realized or that our Company’s future financial results will not materially vary from these financial forecasts.
No one has made or makes any representation to any shareholder regarding the information included in the financial forecasts set forth below. Readers are cautioned not to rely on the forecasted financial information. We have not updated and do not intend to update or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based are shown to be in error. We have made no representation to Leonard Green, Parent or Merger Sub in the merger agreement concerning these financial forecasts.
The following is a summary of the financial forecasts for the Company prepared by our management and provided to our board of directors and advisors:

	2011 FY	2012 FY	2013 FY	2014 FY	2015 FY	2016 FY
	($ amounts in millions)
Same Store Sales Growth	3.6%	3.5%	3.5%	3.5%	3.5%	3.5%
Total Revenue	$2,083	$2,241	$2,445	$2,554	$2,716	$2,872
% Growth		7.6%	9.1%	4.5%	6.4%	5.7%
EBITDA	$211	$228	$268	$280	$303	$328
% Margin	10.1%	10.2%	11.0%	11.0%	11.2%	11.4%
Less Depreciation	(58)	(62)	(70)	(74)	(78)	(81)
EBIT	$154	$167	$198	$206	$225	$246
% Margin	7.4%	7.4%	8.1%	8.1%	8.3%	8.6%
Less taxes @ 38.5%		(64)	(76)	(79)	(87)	(95)
% Tax Rate		38.5%	38.5%	38.5%	38.5%	38.5%
NOPAT		$102	$122	$127	$138	$151
Plus: Deprecation		62	70	74	78	81
Less: Cap Expense		(100)	(105)	(120)	(126)	(93)
Increase/Decrease in Working Capital		7	13	15	12	(0)
Free Cash Flow		$71	$99	$96	$102	$140
% Growth		(10.6%)	41.0%	(3.4%)	6.5%	36.4%

The section titled “The Merger — Interest of Certain Persons in the Merger — Strategic Transactions Committee Compensation” on page 56 is amended and restated as follows:
The board of directors has approved additional compensation for the members of the special committee in the amount of $75,000 for the chairman of the strategic transactions committee and $50,000 each for the other members to compensate them for their time and efforts in serving on the committee. In addition, the board of directors has approved additional compensation of approximately $115,000 to Ms. Raff in recognition of her almost 10 years of continuous service on the board of directors of the Company. This additional compensation represents a pro rata portion of the dollar value of the $120,000 equity grant that Ms. Raff would have received in August 2011 to reward her for ten years of service on the Company’s board of directors, pursuant to the Company’s historic practice of making such equity grants to directors who have served for at least ten years.
     The paragraph under the heading “The Merger — Interest of Certain Persons in the Merger — New Stock Option Plan “ on page 62” is supplemented by adding the following immediately before the sentence beginning “Parent does not...”:
It is contemplated that up to approximately two-thirds of the stock option pool, or up to approximately 5% of the fully-diluted shares of common stock of Parent, will be covered by the Rollover Options of Messrs. Webb, Smith, Haverkost and Kerr.
The first sentence of the section titled “The Merger — Interest of Certain Persons in the Merger — Employment-Related Arrangements Following the Merger” on page 62 is amended and restated as follows:
Parent has informed the Company that it is contemplated that Mr. Webb will enter into an employment letter agreement, pursuant to which he will agree to continue to serve as the Chief Executive Officer of the Company for a period of 18 months following the merger in accordance with Mr. Webb’s existing employment agreement and severance agreement and with salary and benefits consistent with his existing employment agreement.